                                                                     Exhibit 4.6

                                                                  EXECUTION COPY

                           FIRST AMENDMENT dated as of November 8, 2001 (this
                  "AMENDMENT"), to the Amended and Restated 364-Day Revolving Credit Agreement dated as of August 14, 2001 (the "364-DAY CREDIT AGREEMENT"), among THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation (the "BORROWER"), the lenders party thereto (the "LENDERS") and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "AGENT").

         WHEREAS, pursuant to the terms and conditions of the 364-Day Credit Agreement, the Lenders have agreed to make certain loans to the Borrower; and

         WHEREAS, the Borrower has requested that certain provisions of the 364-Day Credit Agreement be modified in the manner provided for in this Amendment, and the Lenders are willing to agree to such modifications on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the parties hereto hereby agree as follows:

         1. DEFINED TERMS. Capitalized terms used and not defined herein shall have the meanings given to them in the 364-Day Credit Agreement, as amended hereby.

         2. AMENDMENTS TO THE 364-DAY CREDIT AGREEMENT.

         (a) Section 1.01 of the 364-Day Credit Agreement is hereby amended by deleting in its entirety the table set




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                                                                               2


forth in the definition of "Applicable Spread" and inserting in its place the following table:

   Category     Leverage Ratio    Eurodollar     CD Spread
   --------     --------------    ----------     ---------
                                  Spread Per     Per Annum
                                  ----------     ---------
                                  Annum
                                  -----

       1       less than or           0.4000%      0.5250%
               equal to 25%

       2       greater than 25%       0.5000%      0.6250%
               but less than or
               equal to 40%

       3       greater than 40%       1.1000%      1.2250%
               but less than or
               equal to 55%

       4       greater than 55%       1.3000%      1.4250%

         (b) Clause (a) of Article V of the 364-Day Credit Agreement is hereby amended by deleting in its entirety the table set forth therein and inserting in its place the following table:

          Period Ending                     Minimum Ratio
          -------------                     -------------

          September 30, 2001                 2.75 to 1.00
          December 31, 2001                  2.75 to 1.00
          March 31, 2002                     2.75 to 1.00
          June 30, 2002                      2.75 to 1.00
          September 30, 2002                 2.75 to 1.00
          December 31, 2002                  2.75 to 1.00
          March 31, 2003                     3.00 to 1.00
          June 30, 2003                      3.25 to 1.00
          September 30, 2003 and each
          Annual Period ending thereafter    3.50 to 1.00

         3. NO OTHER AMENDMENTS OR WAIVERS; CONFIRMATION. Except as expressly amended hereby, the provisions of the 364-Day Credit Agreement are and shall remain in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the 364-Day Credit Agreement in similar or different circumstances.




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                                                                               3



         4. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Agent and the Lenders that, as of the date hereof:

         (a) No Event of Default has occurred and is continuing.

         (b) The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate and other action and does not and will not require any registration with, consent or approval of, notice to or action by, any person (including any Governmental Body) in order to be effective and enforceable. The 364-Day Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         (c) All representations and warranties of the Borrower set forth herein and in the 364-Day Credit Agreement are true and correct in all material respects on and as of the date hereof.

         5. AMENDMENT FEE. The Borrower agrees to pay to the Agent for the account of each Lender that executes and delivers a copy of this Amendment at or prior to 5:00 p.m., New York City time, on November 8, 2001, an amendment fee (the "AMENDMENT FEE") equal to 0.15% of such Lender's Commitment (whether then utilized or unutilized) as of November 8, 2001. The Amendment Fee shall be payable upon the effectiveness of this Amendment.

         6. CONDITIONS PRECEDENT TO EFFECTIVENESS. This Amendment (including the pricing increases effected by Section 2(a) hereof) shall become effective as of and with effect from the date hereof, subject to the receipt by the Agent of counterparts hereof duly executed and delivered by the Borrower and the Majority Lenders.

         7. EXPENSES. The Borrower agree to pay or reimburse the Agent for its out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Agent.



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                                                                               4


         8. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         9. COUNTERPARTS. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

















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                                                                               5



         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                              THE GOODYEAR TIRE & RUBBER
                              COMPANY,

                               by
                                 ___________________________________
                                 Name:
                                 Title:

                              THE CHASE MANHATTAN BANK,
                              individually and as Agent,

                               by
                                 ___________________________________
                                 Name:
                                 Title:





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                                                                               6



                                    Signature page to the First Amendment
                                    dated as of November 8, 2001, to the
                                    Amended and Restated 364-Day Revolving
                                    Credit Agreement





                  Name of Lender:
                                   _______________________________________

                                    by
                                      ____________________________________
                                      Name:
                                      Title: